Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-20137 of Merrill Lynch & Co., Inc. on Form S-3 of our reports dated March 20, 1998, appearing in this Annual Report on Form 10-K of Merrill Lynch Preferred Capital Trust II and Merrill Lynch Preferred Funding II, L.P. for the year ended December 26, 1997.


/s/ Deloitte & Touche LLP

New York, New York
March 23, 1998